EXHIBIT 99.1

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (the “Agreement”) is entered into effective as of November 23, 2022 (the “Grant Date”), between Mill City Ventures III, Ltd., a Minnesota corporation (the “Company”) and Joseph A. Geraci, II (the “Optionee”).

The Board of Directors of the Company has adopted a stock-based incentive plan denominated the 2022 Stock Incentive Plan (the “Plan”) that is administered by the Board’s Compensation Committee (the “Committee”). The Committee has determined to grant to the Optionee the right to purchase shares of the Company’s common stock pursuant to this Agreement, subject, however, to the approval of the Plan by the shareholders of the Company.

Now, Therefore, in consideration of the premises set forth above, and the mutual promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, the parties hereby agree as follows:

1. Grant of Non-Qualified Options. On the Grant Date, the Company irrevocably granted to the Optionee the right and option to purchase all or any part of 250,000 shares of authorized but unissued shares of common stock of the Company (the “Options”) on the terms and conditions herein set forth, and further subject to the terms and conditions of the Plan. The Optionee acknowledges receipt of or access to a copy of the Plan.

2. Price. The exercise price of the Options is $2.12 per share.

3. Vesting—When Exercisable. The Options shall be fully vested and exercisable on the Grant Date, subject, however, to the approval of the Plan by the Company’s shareholders. Any of the vested Options may be exercised prior to and until 5:00 p.m. Minneapolis time on November 22, 2032 (the “Expiration Date”); subject, however, to all of the terms and conditions of the Plan, specifically including but not limited to the early-termination provisions for the exercisability of the Options that are set forth in Section 9 of the Plan.

4. Termination. The Options granted hereunder shall expire on the Expiration Date and in all cases, and at all times (including while vested), be subject to the early-termination provisions under Section 9 of the Plan.

5. Method of Exercise. The Options shall be exercisable by a written notice in the form attached to this Agreement, which shall:

(a) be signed by the person or persons entitled to exercise the Options and, if the Options are being exercised by any person or persons other than the Optionee, be accompanied by proof, satisfactory to counsel for the Company and the Committee, of the right of such person or persons to exercise the Options;

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(b) be accompanied by full payment of the exercise price by tender to the Company of an amount equal to the exercise price multiplied by the number of underlying shares being purchased either in (i) cash, by wire transfer, or by certified check or bank cashier’s check, payable to the order of the Company, or (ii) any other method of payment permitted by the Committee and the Plan (as the same may be amended hereafter);

(c) be accompanied by payment of any amount that the Company, in its discretion, deems necessary to comply with any federal, state or local withholding requirements for income- and employment-tax purposes. If the Optionee fails to make such payment in a timely manner, the Company may: (i) decline to permit exercise of the Options or (ii) withhold and set-off against compensation and any other amounts payable to the Optionee the amount of such required payment. At the discretion of the Company, such withholding may be accomplished through the withholding of shares underlying the exercised Options.

6. Necessity to Become Holder of Record. Neither the Optionee, the Optionee’s estate, nor any transferee shall have any rights as a shareholder with respect to any shares underlying the Options until such person shall have become the holder of record of such shares. No dividends or cash distributions, ordinary or extraordinary, shall be provided to the holder if the record date is prior to the date on which such person became the holder of record thereof.

7. No Right to Directorship, Employment or Contracting Relationship. Nothing contained in this Agreement shall restrict the right of the Company to terminate the employment relationship of the Optionee at any time, with or without cause; or the right of the Board or the Company’s shareholders to remove the Optionee from his office as a director of the Company; or the right of the Company to terminate the contracting relationship forming the basis for the Optionee’s participation in the Plan and receipt of the Options. The termination of Optionee’s relationship with the Company, regardless of the reason(s) therefor, shall have the results provided for in Section 9 of the Plan and other relevant sections of the Plan.

8. Conditions to Exercise. If a registration statement on Form S-8 (or any other successor form) is not effective as to the shares of common stock issuable upon exercise of the Options, then this Section 8 shall be applicable as to federal law. In order to enable the Company to comply with the Securities Act of 1933 (the “Securities Act”) and applicable state law, the Company may require the Optionee, the Optionee’s estate, or any transferee, as a condition to the exercise of the Options, to give written assurance satisfactory to the Company that the shares subject to the Options are being acquired for such person’s own account, for investment only, with no view to the distribution of same, and that any subsequent resale of any such shares shall be made pursuant to either an effective and current registration statement under the Securities Act and applicable state laws, or an exemption from registration under the Securities Act and applicable state law.

Furthermore, if at any time the Board shall determine, in its discretion, that the listing, registration, or qualification of the shares of common stock underlying the Options upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the issue or purchase of the shares underlying the Options, then the Options may not be exercised unless and until such listing, registration, qualification, consent or approval shall have been obtained.

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9. Sale of Shares Acquired Upon Exercise of Options. If the Optionee is an officer (as defined by Section 16(b) of the Securities Exchange Act of 1934 (“Section 16(b)”) or a director of the Company, then any shares of the Company’s common stock acquired pursuant to the Options cannot be sold by the Optionee until at least six months elapse from the Grant Date except (a) in the case of an exercise of the Options upon death or disability or (b) if the grant of the Options was exempt from the short-swing profit provisions of Section 16(b).

10. Transfer. No transfer of the Options by the Optionee by will or by the laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and a copy of the letters testamentary or such other evidence as the Board may deem necessary to establish the authority of the estate and the acceptance by the transferee(s) of the terms and conditions of the Options. In addition, no transfer of the Options shall be made except as permitted by the Plan.

11. Duties of the Company. The Company will at all times during the term of the Options: (a) reserve and keep available for issue such number of shares of its authorized and unissued common stock as will be sufficient to satisfy the requirements of this Agreement; and (b) pay all original issue taxes with respect to the issuance of shares upon exercise of the Options, and all other fees and expenses necessarily incurred by the Company in connection therewith.

12. Parties Bound by Plan. The Plan and each determination, interpretation or other action made or taken pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes on the Company and the Optionee, and the Optionee’s successors in interest; provided, however, that the Plan may hereafter be modified as referenced in Section 19 and any such will bind the parties.

13. Severability. If any part of this Agreement is found to be void or invalid, then the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void or invalid parts were deleted.

14. Arbitration. Except to the extent a party is seeking equitable relief, any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement, and which the parties are unable to resolve by mutual agreement, shall be settled by submission by either party to binding arbitration in Hennepin County, Minnesota (unless the parties agree in writing to a different location), before a single arbitrator in accordance with the commercial rules of the American Arbitration Association then in effect. The decision and award made by the arbitrator shall be final, binding and conclusive on all parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof.

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15. Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and permitted assigns.

16. Notices and Addresses. All notices required under this Agreement shall be in writing and delivered to the addresses below, in person, by FedEx or similar receipted delivery as follows (or to such other address as either of them, by notice to the other, may designate from time to time):

The Optionee: at the address on the signature page to this Agreement

The Company:

Mill City Ventures III, Ltd.

1907 Wayzata Boulevard, Suite 205

Wayzata, MN 55391

Attention: Chief Financial Officer

17. Attorney’s Fees. In the event there is an action or proceeding commenced to resolve a dispute relating to, or to enforce the provisions of, this Agreement, the prevailing party (or substantially prevailing party) as determined by the arbitrator shall be entitled to a reasonable attorneys’ fees, costs and expenses.

18. Governing Law. This Agreement shall be governed by and interpreted according to the laws of the State of Minnesota without regard to its choice-of-law provisions.

19. Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties, and supersedes all prior oral and written agreements between them, with respect to the subject matter hereof. Neither this Agreement nor any provision hereof may be changed, waived, or terminated, except by a written instrument signed by the party or parties against which enforcement or the change, waiver, or termination is sought. All amendments are subject, however, to the terms and conditions of the Plan. In this regard and notwithstanding the foregoing, the Optionee acknowledges and understands that the terms of the Plan may change from time to time in accordance with its terms, and any changes effected to the Plan before the exercise in full (or termination or expiration) of the Options shall be binding upon the Optionee and the Options, and shall operate to modify the terms of this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Valid and binding signatures to this Agreement may be delivered in original ink, or any means of electronic transmission.

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21. Stop-Transfer Orders.

(a) The Optionee agrees that, in order to ensure compliance with the restrictions set forth in the Plan and this Agreement, the Company may issue appropriate “stop transfer” instructions to its transfer agent and that such transfer agent may make appropriate notations to the same effect in its records.

(b) The Company shall not be required (i) to transfer on its books any shares of the Company’s common stock that have been sold or otherwise transferred in violation of any of the provisions of the Plan or the Agreement or (ii) to treat the owner of such shares of common stock or to accord the right to vote or pay dividends to any purchaser or other Transferee to whom such shares of common stock shall have been so transferred.

22. Exclusive Jurisdiction and Venue. Any action brought by either party against the other concerning the transactions contemplated by or arising under this Agreement shall be brought only in the state or federal courts of Minnesota and venue shall be in Hennepin County or the federal district and division sitting therein. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

[Signature Page to Follow]

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In Witness Whereof, the parties hereto have set their hand to this Agreement as of the date first above written.

COMPANY:		OPTIONEE:

MILL CITY VENTURES III, LTD.

By:	/s/ Douglas M. Polinsky	/s/ Joseph A. Geraci, II
Name: Douglas M. Polinsky		Joseph A. Geraci, II
Title: Chief Executive Officer
Address for notice: 1907 Wayzata Blvd. Suite 205 Wayzata MN 55391

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NOTICE OF EXERCISE

To:	Mill City Ventures III, Ltd. (the “Company”)
1907 Wayzata Boulevard, Suite 205 Wayzata, MN 55391 Attention: Chief Financial Officer

Please be advised that I hereby elect to exercise my option to purchase shares of common stock of the Company pursuant to the Non-Qualified Stock Option Agreement dated November 23, 2022.

Number of shares to be purchased:	_______________________

Multiplied by per-share purchase price:	$2.12

Total purchase price:	$_______________________

Please check the payment method below:

[ ]	Enclosed is a check for the total purchase price
[ ]	Wire transfer
[ ]	Other means permitted by the 2022 Stock Incentive Plan

Please contact me as soon as possible to discuss the possible payment of withholding taxes and any other documents we may require.

Name of optionee (please print):

Address of optionee (for recording optionee as holder of record):

Telephone number of optionee:

Optionee’s SSN:

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